EXHIBIT 4.6

                             THE GRAND UNION COMPANY

                 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


         1. Purpose. The purpose of this 1995 Non-Employee Directors' Stock Option Plan (the "Plan") is to advance the interests of The Grand Union Company (the "Company") by enhancing the ability of the Company to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions through ownership of shares of the Company's Common Stock (the "Stock").

         2. Administration. The Plan shall be administered by a committee (the "Committee") of the Board of Directors (the "Board") of the Company designated by the Board for that purpose. Unless and until a Committee is appointed, the Plan shall be administered by the entire Board, and references in the Plan to the "Committee" shall be deemed references to the Board. The Committee shall have authority, not inconsistent with the express provisions of the Plan (a) to issue options granted in accordance with the formula set forth in this Plan to Eligible Directors as defined below; (b) to prescribe the form or forms of instruments evidencing awards and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties.

         3. Eligibility of Directors for Stock Options. Directors eligible to receive options under the Plan ("Eligible Directors") shall be those directors, who are not, at the time they become an Eligible Director, employees of the Company or of any subsidiary of the Company and (i) who are directors on the Effective Date of this Plan (which shall be the eligibility date for such directors) or (ii) who are first elected a director of the Company after the Effective Date of this Plan (which election date shall be the eligibility date for any such director).

         4. Grant of Options; Exercise Price. Each individual who is an Eligible Director shall, on his or her eligibility date as determined under Section 3, automatically be granted an option ("Option") to purchase 5,000 shares of Stock of the Company (subject to adjustment as provided in Sections 5 and 10) at an exercise price equal to the Fair Market Value of the Stock on the effective date of grant. Thereafter, on each date that an Eligible Director is elected to a new one-year term of office, such Eligible Director shall automatically be granted an Option to purchase 1,500 shares of Stock of the Company (subject to adjustment as provided in Sections 5 and 10) at an exercise price equal to the Fair Market Value of the Stock on the effective date of grant. All options shall expire ten years after the effective date of grant.
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         5. Number of Shares. The number of shares of Stock of the Company which may be issued upon the exercise of Options granted under the Plan, including shares forfeited pursuant to Section 7, shall not exceed 100,000 in the aggregate, subject to increase under Section 10, which increases and appropriate adjustments as a result thereof shall be made by the Committee, whose determination shall be binding on all persons.

         6. Stock to be Delivered. Shares of Stock to be delivered pursuant to an Option granted under this Plan may constitute an original issue of authorized Stock or may consist of previously issued Stock acquired by the Company, as shall be determined by the Board. The Board and the proper officers of the Company shall take any appropriate action required for such delivery. No fractional shares shall be delivered under the Plan.

         The Company will not be obligated to deliver any shares of Stock pursuant to the Plan (a) until all conditions of the Option have been satisfied,
(b) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulation have been complied with, (c) if the outstanding Stock is at the time listed on the New York Stock Exchange or any other stock exchange, until the shares to be delivered have been listed or authorized to be listed on the New York Stock Exchange or such other exchange upon official notice of notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Options, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

         If an Option is exercised by the Eligible Director's legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

         7.  Exercisability; Exercise; Payment of Exercise Price.

         All Options granted under the Plan prior to July 1, 1996, shall, subject to initial stockholder approval of the Plan, become exercisable immediately as to one-third of the shares, on the first anniversary of the grant date as to the second third of the shares and as to one share of any remainder, and on the second anniversary of the grant date as to the last third of the shares and the second share of any two-share remainder.
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         All Options granted under the Plan on or after July 1, 1996, shall, subject to initial stockholder approval of the Plan, become exercisable six months after the grant date as to one-third of the shares, on the earlier of the first anniversary of the grant date or the annual meeting of stockholders closest thereto as to the second third of the shares and as to one share of any remainder, and on the earlier of the second anniversary of the grant date or the annual meeting of stockholders closest thereto as to the last third of the shares and the second share of any two-share remainder.

         Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full as provided below for the number of shares for which the Option is exercised.

         The exercise price of Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) through the delivery of shares of Stock which have been outstanding and held by the Option holder for at least six months and which have a Fair Market Value on the last business day preceding the date of exercise equal to the exercise price, or (3) by delivery of a two year-term promissory note of the Eligible Director to the Company, bearing interest on amounts outstanding at a rate equal to the prime rate as published in The Wall Street Journal on the effective date of grant plus 2%, or (4) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (5) by any combination of the permissible forms of payment.

         To the extent shares of Stock covered under an Option are not delivered because the Option lapses or is terminated, such forfeited shares may be regranted in another Option within the limits set forth in Section 5.

         8.  Termination of Options.

         a. Death or Disability. If an Eligible Director ceases to be a director by reason of death or total and permanent disability (as determined by the Committee), the following will apply:

          All Options held by the Eligible Director that are not exercisable on the thirtieth day after termination of the Eligible Director's status as a director will terminate as of such date. All Options that are exercisable as of said thirtieth day will continue to be exercisable until the earlier of (1) the first anniversary of the date on which the Eligible Director's status as a director ended or (2) the date on which the Option would have terminated had the Eligible Director remained a director. If the Eligible Director has died or is totally or permanently disabled, the Option may be exercised within such limits by the Eligible Director's legal representative.

         b. Other Termination. If an Eligible Director's service with the Company terminates for any reason other than death or incapacity as provided above, all Options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of such termination (other than termination upon a removal for cause, in which event all Options shall immediately terminate) shall continue to be exercisable until the earlier of (1) one year thereafter or (2) the date on which the Option would have terminated had the director remained an Eligible Director, and after completion of that period, such Options shall terminate to the extent not previously exercised, expired or terminated.

         c. Certain Corporate Transactions. In the event of a Change of Control of the Company, each outstanding Option not otherwise exercisable shall become immediately exercisable in full on the twentieth (20th) trading day prior to the effective date of the Change of Control. Subject to the last paragraph of this
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section, the Company shall pay to those Option holders whose Options have been terminated, an amount equal to the Option Value, such payment to be made by cash or certified check within 30 days after the Change in Control. The Option Value shall be determined as the difference between the exercise price of the Option and the Market Price times the number of shares covered by the Option. The Market Price shall be determined as the average of the Fair Market Value, as determined under section 11, for the period of twenty (20) trading days ending on the effective date of the Change of Control.

         "Change of Control" means any of the following: (1) any person, entity or Group (persons or entities acting together) is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company; (2) a consolidation, merger, or sale of substantially all of the assets of the Company, with the effect that any person, entity or Group becomes the beneficial owner of more than 50% of the Voting Stock of the Company or the Company is not the surviving entity; (3) during any consecutive two-year period commencing July 1, 1996, individuals who constituted the Board of Directors at the beginning of such period, together with any new directors whose election by the Board or nomination for election by stockholders was approved by 2/3 of the directors who were in office at the beginning of the period or whose election or nomination was so approved, cease to constitute a majority of the Board then in office; or
(4) any order, judgment or decree of dissolution or split-up of the Company, and such order remains undischarged or unstayed for a period in excess of 60 days. For purposes of this provision, "more than 50% of the Voting Stock" means more than 50% of one or more classes of stock pursuant to which the holders have the general power to vote for the election of members of the Board of Directors, and the aggregate of such classes for which the person, entity or Group holds more than 50% has the power to elect more than 50% of the members of the Board of Directors.

         Notwithstanding the foregoing, the termination of Options and the payment of Option Values described in the first paragraph of this section shall not apply with respect to any transaction in which the Option Holder receives either (i) a replacement option allowing the Option Holder to receive, on the same terms as in the original Option, the greatest amount of securities, cash or other property to which such holder would have been entitled as a holder of Common Stock upon consummation of the transaction if such holder had exercised the rights represented by the Option held by such holder immediately prior to the transaction, or (ii) if pooling of interests is a condition of the transaction, a replacement equity interest which enables the transaction to qualify for pooling of interests.


         9.  General Provisions

         a. Documentation of Options. Options will be evidenced by written instruments prescribed by the Committee from time to time. Such instruments may be in the form of agreements, to be executed by both an Eligible Director and the Company, or certificates, letters or similar instruments, which need not be executed by an Eligible Director but acceptance of which will evidence agreement to the terms thereof.
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         b. Rights as a Stockholder. An option holder shall not have the rights of a stockholder with respect to Options under the Plan except as to Stock actually received by him or her under the Plan.

         c. Tax Withholding. The Eligible Director or other appropriate person shall remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Committee may permit the Eligible Director such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement.

         d. Nontransferability of Options. No Option may be transferred other than by will or by the laws of descent and distribution, and during a director's lifetime an Option may be exercised only by the director (or, in the event of the director's incapacity, the person or persons legally appointed to act on the director's behalf).

         10. Adjustments in the Event of Certain Transactions.

         a. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 5 above.

         b. In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of stock or securities subject to Options then outstanding or subsequently granted, exercise prices relating to Options and any other provision of Options affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

         11. Fair Market Value. For purposes of the Plan, Fair Market Value of a share of Stock on any date will be the last sale price as reported by the principal exchange on which the Stock is traded or by the National Association of Securities Dealers, Inc. Automated Quotations System or such other similar system then in use, on that date; or, if on any such a date such Stock is not quoted by any such organization, the average of the closing bid and asked prices with respect to such Stock, as furnished by a professional market maker making a market in such Stock selected by the Committee; or if such prices are not available, the fair market value of such Stock as of such date as determined in good faith by the Committee.

         12. Effective Date and Term. This Plan, having been approved by the Board of Directors on December 12, 1995, shall become, in accordance with the term of the approving vote of the Board, effective on December 12, 1995 (the "Effective Date"), subject to approval of this Plan by vote of a majority of the shareholders of the Company present and eligible to vote on the question at an annual or special meeting of stockholders held not later than December 12, 1996.
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Options may be granted under the Plan prior to the date of stockholder approval, and options so granted shall be effective on the effective date of grant subject to stockholder approval of the Plan as provided in this Section. No Options may be awarded under this Plan after December 12, 2005, but the Plan shall continue thereafter while previously awarded Options remain subject to the Plan.

         13. Effect of Termination, and Amendment. Neither adoption of the Plan nor the grant of Options to an Eligible Director shall confer upon any person any right to continued status as a director with the Company or any subsidiary or affect in any way the right of the Company or subsidiary to terminate a director relationship at any time or shall affect the Company's right to grant to such director options or other stock awards that are not subject to the Plan, to issue to such director stock as a bonus or otherwise, or to adopt other plans or arrangements under which stock may be issued to directors. The Committee may at any time terminate the Plan as to any further grants of Options. The Committee may at any time or times amend the Plan for any purpose which may at the time be permitted by law, but in no event (except to comply with the provisions of the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder) more than once in any six-month period.